UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Support.com, Inc.
(Name of Registrant as Specified In Its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPORT.COM, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 23, 2012

Dear Stockholder:

We cordially invite you to attend the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Support.com, Inc. (“Support.com”, the “Company”, “we" or “our”) which will be held on Wednesday, May 23, 2012 at 12:00 p.m., Pacific Time, at the Company’s principal executive offices located at 1900 Seaport Boulevard, Third Floor, Redwood City, California 94063.

We are holding the meeting for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

1. To elect seven directors to serve on the Board of Directors until the 2013 Annual Meeting of Stockholders, and thereafter until their successors are elected and qualified;

2.  To approve, on an advisory basis, the Company’s named executive officer compensation;

3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4. To transact such other business as may properly be brought before the meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Only stockholders of record as of the close of business on March 26, 2012 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at our principal executive offices located at 1900 Seaport Boulevard, Third Floor, Redwood City, California 94063 for 10 days before the meeting. Any record stockholder in attendance at the Annual Meeting and entitled to vote may do so in person, even if such stockholder returned a proxy.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, we urge you to vote your shares at your earliest convenience. Please sign and return the enclosed proxy card as soon as possible in the envelope provided, or vote by telephone or via the Internet as provided in the proxy card. Voting by proxy will ensure your representation at the Annual Meeting if you do not attend in person. If you attend the meeting and you are a record stockholder, you can revoke your proxy at any time before it is exercised at the meeting and vote your shares personally by following the procedures described in the Proxy Statement.  If you hold your shares through a broker, bank, or other institution, please be sure to follow the voting instructions that you receive from the holder. The holder will not be able to vote your shares on any of the proposals except the ratification of the appointment of Ernst & Young LLP unless you have provided voting instructions.

We look forward to seeing you.

Sincerely,

Greg Wrenn
Senior Vice President of Business Affairs, General Counsel and Secretary
Redwood City, California
April 11, 2012

SUPPORT.COM, INC.
1900 SEAPORT BOULEVARD, THIRD FLOOR
REDWOOD CITY, CA 94063

PROXY STATEMENT FOR
2012 ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 23, 2012

General

The enclosed Proxy Statement is solicited on behalf of the Board of Directors (the “Board”) of Support.com, Inc. (“Support.com” or “the Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”), to be held at our principal executive offices located at 1900 Seaport Boulevard, Third Floor, Redwood City, California, 94063, on Wednesday, May 23, 2012, at 12:00 p.m., Pacific Time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

Our principal executive offices are located at the address listed at the top of the page, and the telephone number there is (650) 556-9440.

Record Date, Voting and Quorum

Our Board fixed the close of business on March 26, 2012 as the Record Date for the determination of holders of our outstanding shares entitled to notice of, and to vote on, all matters presented at the Annual Meeting. Such stockholders will be entitled to one vote for each share held on each matter submitted to a vote at the Annual Meeting. As of the Record Date, there were approximately 48,470,283 shares of our Common Stock issued and outstanding. This Proxy Statement, the accompanying form of proxy card and the Company’s annual report to stockholders are first being mailed on or about April 13, 2012 to all stockholders of record as of the close of business on the Record Date.

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of our Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR” or “AGAINST” a proposal or marked “ABSTAIN” are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting. Broker “non-votes” are also included for purposes of determining whether a quorum of shares of Common Stock is present at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares of common stock for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Required Vote

On all matters, each share has one vote. Directors are elected by a plurality vote. Therefore, the nominees for the seven director seats who receive the most affirmative votes of shares outstanding as of the Record Date that are present in person or represented by proxy at the Annual Meeting will be elected to serve as directors. With respect to the proposal regarding the election of our directors, neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, therefore, they do not have the effect of votes “AGAINST” such proposal.  The proposal to approve the Company’s named executive officer compensation is advisory and an affirmative vote of the holders of a majority of the outstanding shares as of the Record Date that are present in person or represented by proxy at the Annual Meeting and entitled to vote will signify an approval.  Broker “non-votes” and abstentions will not count as votes in favor of approving named executive officer compensation, and abstentions, but not “broker non-votes,” will have the effect of votes “AGAINST” such proposal. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012 requires the affirmative vote of the holders of a majority of the outstanding shares as of the Record Date that are present in person or represented by proxy at the Annual Meeting and voted on such matters. Therefore, neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, accordingly, they do not have the effect of votes “AGAINST” such proposals.

Voting

Stockholders who have their shares in “street name,” meaning the name of a broker or other nominee who is the record holder, must either direct the record holder of their shares to vote their shares or obtain a proxy from the record holder to vote their shares at the Annual Meeting.

Stockholders of record may vote their shares by:

●	attending the Annual Meeting and voting their shares of Common Stock in person;

●	completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope;

●	following the instructions for Internet voting printed on your proxy card; or

●	using the telephone number printed on your proxy card.

Our Board is asking you to give your proxy to Joshua Pickus, our President and Chief Executive Officer, and Greg Wrenn, our Senior Vice President, General Counsel and Secretary. Giving your proxy to Mr. Pickus and Mr. Wrenn means that you authorize Mr. Pickus, Mr. Wrenn or either of them to vote your shares at the Annual Meeting in accordance with your instructions. You may vote “FOR” or “AGAINST” the proposals, or abstain from voting. All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted (i) “FOR” the proposal to elect Shawn Farshchi, Mark Fries, Michael Linton, J. Martin O’Malley, Joshua Pickus, Toni Portmann and Jim Stephens to the Board until our 2013 Annual Meeting of stockholders and thereafter until their successors are elected and qualified, (ii) “FOR” the proposal to approve, on an advisory basis, the Company’s named executive officer compensation, (iii)  “FOR” the proposal to appoint Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012, and (iv) as the proxy holders may determine in their discretion with respect to any amendments or variations to these matters and any other matters that properly come before the Annual Meeting.

Stockholders who have questions or requests for assistance in completing or submitting proxy cards should contact Carolyn Bass, Investor Relations, at (415) 445-3232.

Revocability of Proxies

A stockholder of record giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by:

●	delivering to our principal offices (Attention: Investor Relations) a written instrument that revokes the proxy;

●	submitting another properly completed proxy with a later date; or

●	attending the Annual Meeting and voting in person.

Simply attending the Annual Meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

The form of proxy accompanying this Proxy Statement confers discretionary authority upon the named proxy holders with respect to any other matters that may properly come before the Annual Meeting. As of the date of this Proxy Statement, management knows of no such matters expected to come before the Annual Meeting that are not referred to in the accompanying Notice of Annual Meeting.

Attendance at the Annual Meeting

Only holders of the shares of our outstanding Common Stock, their proxy holders, and guests we may invite may attend the Annual Meeting. If you wish to attend the Annual Meeting in person but you hold your shares through someone else, such as a broker, you must bring proof of your ownership and photo identification to the Annual Meeting. For example, you could bring an account statement showing that you beneficially owned shares of our Common Stock as of the Record Date as acceptable proof of ownership. You must also contact your broker and follow its instructions in order to vote your shares at the Annual Meeting. If you hold your shares through a broker you may not vote your shares at the Annual Meeting unless you have first followed the procedures outlined by your broker.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will bear the cost of printing and mailing proxy materials, including the reasonable expenses of brokerage firms and others for forwarding the proxy materials to beneficial owners of Common Stock. We have also retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $10,000 to $15,000, plus out-of-pocket expenses.

Other Business

We are not currently aware of any business to be acted on at the Annual Meeting other than the matters discussed in this Proxy Statement. Under our amended and restated bylaws, business transacted at the Annual Meeting is limited to matters relating to the purposes stated in the Notice of Annual Meeting, which is provided at the beginning of this Proxy Statement. If other matters properly come before the Annual Meeting, or at any adjournment of the Annual Meeting, we intend that shares of our outstanding Common Stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the Annual Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE PROXY CARD AND RETURN IT PROMPTLY, OR VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. BY RETURNING YOUR PROXY CARD OR VOTING BY PHONE OR THE INTERNET PROMPTLY, YOU CAN HELP US AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM IS PRESENT AT THE ANNUAL MEETING. STOCKHOLDERS OF RECORD WHO ATTEND THE ANNUAL MEETING MAY REVOKE A PRIOR PROXY AND VOTE THEIR SHARES IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

STOCKHOLDER MATTERS

Stockholder Communications with our Board

Our Board believes it is in the best interest of the Company and our stockholders to maintain a policy of open communication between our stockholders and the Board. Accordingly, our Board has adopted the following procedures for stockholders who wish to communicate with the Board:

Stockholders who wish to communicate with the Board or with specified directors should do so by sending any communication to The Board of Directors, c/o Investor Relations, Support.com, Inc., 1900 Seaport Boulevard, Third Floor, Redwood City, California 94063, or by sending an email to IR@support.com.

Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Investor Relations department will forward such communication to the full Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Investor Relations department (after consultation with the Company’s legal department, if appropriate) shall have the authority to discard the communication or take appropriate legal action regarding the communication.

Stockholder Proposals

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2012 Annual Meeting must be received by our corporate secretary, at our corporate offices at 1900 Seaport Boulevard, Third Floor, Redwood City, California 94063, no less than fifty (50) days nor more than seventy-five (75) days prior to the Annual Meeting; provided, however, that in the event that less than sixty-five (65) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. These requirements apply whether or not a stockholder seeks to include the proposal in our 2012 proxy statement relating to any such annual meeting.

For each matter the stockholder proposes to bring before the annual meeting, the stockholder’s notice to our corporate secretary must include specific information called for in our bylaws. For a proposal to be included in our proxy, such proposal will also need to comply with SEC regulations such as Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in any Company-sponsored proxy materials.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board is committed to sound and effective corporate governance practices designed to serve the best interests of the Company and our stockholders. These governance principles and procedures are reflected in our Corporate Governance Guidelines (the “Guidelines”). Among other matters, the Guidelines address the composition of the Board, Board operations, director qualifications and independence, director responsibilities, Board committees, Board and management evaluation, and management succession planning. The Guidelines are available on our website at:

http://corp.support.com/sites/default/files/Corporate%20Governance%20Guidelines.pdf

Copies of the Guidelines are also available in print upon written request to Support.com, Inc., Attention: Corporate Secretary, 1900 Seaport Boulevard, Third Floor, Redwood City, California 94063.

Code of Ethics

Integrity is one of our core values. The Board has adopted a Code of Ethics and Business Conduct (the “Code of Ethics”) applicable to our employees, officers and directors. The Code of Ethics is designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Ethics includes standards designed to ensure full, accurate, and timely disclosure in reports filed with the Securities and Exchange Commission (the “SEC”), promote compliance with laws, eliminate or properly manage conflicts of interest, encourage prompt internal reporting of violations of the Code of Ethics, and ensure accountability for the adherence to the Code of Ethics. The Code of Ethics is available on our website at:

http://corp.support.com/sites/default/files/Code%20of%20Ethics.pdf

Copies of the Code of Ethics are also available in print upon written request to Support.com, Inc., Attention: Corporate Secretary, 1900 Seaport Boulevard, Third Floor, Redwood City, California 94063.

Director Independence

It is our policy that a majority of our directors be independent. The Board has determined that six of our seven directors are independent, namely our Chairman Mr. Stephens and Messrs. Farshchi, Fries, Linton, O’Malley and Ms. Portmann, based on the listing standards of the NASDAQ Global Select Market and applicable laws and regulations. Our Board has also determined that the only director who is standing for election to the Board and is not independent is Mr. Pickus, our President and Chief Executive Officer.

Board Leadership and Risk Oversight

The Board has determined that having an independent director serve as Chairman of the Board is in the best interest of stockholders at this time. As a result, positions of Chairman of the Board and Chief Executive Officer are not currently held by the same person. This structure promotes active participation of the independent directors in setting agendas and establishing priorities for the work of the Board. This leadership structure also is believed to be preferred by a significant number of the Company’s stockholders. While the Board believes its current leadership structure is appropriate at this time, the Board may determine in the future that the positions of Chief Executive Officer and Chairman of the Board should be held by the same individual.

The Board is primarily responsible for the oversight of risks that could affect the Company. This oversight is conducted principally through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility by requiring each committee chair to regularly report to the Board regarding the committee’s considerations and actions, and by requiring officers responsible for the oversight of particular risks within the Company to report on a regular basis as well.

In addition to regular required reporting from committees and officers, the Board also hears from third-party advisors in order to maintain oversight of risks that could affect the Company, including reviews with the Company’s independent registered public accounting firm and compliance experts for internal controls and tax, as well as outside counsel, compensation consultants, insurance brokers and others. These advisors are consulted on a periodic basis and as particular issues arise in order to provide the Board with the benefit of independent expert advice and insights on risk-related matters.

The Board conducts regularly scheduled meetings throughout the year, and also acts at special meetings and by unanimous written consent, as may be appropriate. In fiscal 2011 the Board held seven meetings. During their respective terms, all directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which such directors served in fiscal 2011.  Director attendance at the Company’s Annual Meeting is encouraged but not required. The following directors attended the 2011 Annual Meeting of stockholders: Shawn Farshchi, Mark Fries, Michael Linton, J. Martin O’Malley, Joshua Pickus, Toni Portmann and Jim Stephens.

Executive Sessions

Our independent directors meet at least three times per year in executive session without management or non-independent directors present.

Committees of the Board of Directors

Our Board delegates certain responsibilities to committees of independent directors. The Board has a standing Nominating and Corporate Governance Committee, Compensation Committee, and Audit Committee. Members of these committees are selected by the Board upon the recommendation of the Nominating and Corporate Governance Committee. The charter of each of these standing Board committees is available through our website at:

http://www.support.com/about/investor-relations/corporategovernance

Committee charters are also available in print upon written request to Support.com, Inc., Attention: Corporate Secretary, 1900 Seaport Boulevard, Third Floor, Redwood City, California 94063.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s primary functions are to seek and recommend to the Board qualified candidates for election or appointment to the Board, and to oversee matters of corporate governance, including the evaluation of the Board’s performance and processes and assignment of members to committees established by the Board.

From January 2011 to February 2011, the members of the Nominating and Corporate Governance Committee were Messrs. Linton, Stephens, and Fries. In February 2011, Ms. Portmann was appointed to the Nominating and Corporate Governance Committee, and accordingly the members of the Nominating and Corporate Governance Committee are currently Messrs. Linton, Fries, Stephens, and Ms. Portmann. Mr. Fries serves as Chair of the Committee. The Nominating and Corporate Governance Committee held two meetings during 2011.

Compensation Committee

Our Compensation Committee’s principal responsibilities are to determine all compensation of the Company’s CEO and other officers who are reporting persons under Section 16 of the Securities Exchange Act of 1934 and the rules promulgated thereunder (“Section 16 Officers”); act as plan administrator for our equity incentive plans; review the annual performance of the Chief Executive Officer; and provide guidance to the Chief Executive Officer for the annual performance appraisals of other Section 16 Officers. The Compensation Committee may, by resolution passed by a majority of the Committee, designate one or more subcommittees, each subcommittee to consist of one or more members of the Committee and having powers as delegated by the resolutions of the Committee, but only to the extent permitted by applicable law or listing standard.  Further, The Committee may delegate to the Company’s CEO the authority to carry out all of the powers of the Committee to grant options under the Company’s plans to employees of the Company or any subsidiary thereof who are not members of the Board, the CEO or other Section 16 Officers.

From January 2011 to February 2011, the members of the Compensation Committee were Messrs. Farshchi, Stephens, and Linton. In February 2011, Ms. Portmann was appointed to the Compensation Committee, and accordingly the members of the Compensation Committee are currently Messrs. Farshchi, Linton, Stephens, and Ms. Portmann. Mr. Linton serves as Chair of the Compensation Committee. The Compensation Committee held 10 meetings during 2011.

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm. The Audit Committee’s primary functions are to approve the provision of all auditing services and to approve the terms and fees of all non-audit services provided by the independent registered public accounting firm; meet and consult with the independent registered public accounting firm; advise and assist the Board in evaluating the independent registered public accounting firm; review the financial statements to be included in filings with the SEC; and establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

During 2011 the members of the Audit Committee were Messrs. Farshchi, O’Malley, and Fries. Mr. O’Malley serves as Chair of the Committee. The Board has determined that Mr. O’Malley, an independent director based on the listing standards of the NASDAQ Global Select Market and applicable laws and regulations, is also a financial expert as defined under SEC rules. In addition, the Board has determined that each member of the Audit Committee is financially literate and has the requisite financial sophistication as required by the applicable listing standards of the NASDAQ Global Select Market. The Audit Committee held eight meetings during 2011.

Additional information regarding the Audit Committee is included in the “Report of the Audit Committee of the Board of Directors” below.

Director Qualifications

The primary qualifications for service on the Board are a distinguished record of leadership and success, and an ability to make substantial contributions to the Board and Support.com. The Nominating and Corporate Governance Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members, and will continue to do so as the Company and its needs continue to change in the pursuit of its long-term strategic objectives. The assessment of Board candidates includes, but is not limited to, consideration of relevant industry experience, general business experience, relevant financial experience, and compliance with independence and other qualifications necessary to satisfy any applicable securities and tax laws and the rules and regulations thereunder, as well as the rules of the NASDAQ Global Select Market.

Further, specific consideration is given to, among other things, diversity of background and the experience a candidate would bring to the Board, as stated in the Corporate Governance Guidelines adopted April 2008. The Board defines “diversity” for this purpose to include both background and experience in business, as well as in terms of the Company’s standing policies promoting diversity and non-discrimination based on factors such as race, color, national origin, religion, sexual orientation, and gender.

Director Nominations

The Nominating and Corporate Governance Committee considers and recommends candidates for Board membership. Candidates may be suggested by Board members, management, or our stockholders. The Nominating and Corporate Governance Committee also has, on occasion, retained third-party executive search firms to identify independent director candidates. After completing an evaluation and review of a director candidate, the Nominating and Corporate Governance Committee makes a recommendation to the full Board, and the Board determines whether the candidate should be nominated as a director.

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. Such nominations should be directed to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, at our principal executive offices: 1900 Seaport Boulevard, Third Floor, Redwood City, CA 94063. In addition, the stockholder must give notice of a nomination to our corporate secretary at the same address, and such notice must be received not less than 120 days before any meeting of stockholders called for the election of directors.  However, if less than 100 days notice of the meeting is given to stockholders, such nomination must be mailed or delivered to the corporate secretary not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.

For each proposed nominee who is not an incumbent director, the stockholder’s notice must set forth specific information called for in our bylaws. There have been no recent material changes to the procedures by which stockholders may recommend nominees for the Board.

Compensation Committee Interlocks and Insider Participation

None of the Company’s named executive officers serves, nor at any time during 2011 served, as a member of the board or compensation committee of any other entity whose executive officer(s) serve as a member of the Company’s Board or Compensation Committee.

Section 16(a) Beneficial Ownership Compliance

Under the securities laws of the United States, Support.com’s directors, executive officers and any persons holding more than 10% of the our common stock are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and we are required to identify in this Proxy Statement those persons who failed to timely file these reports. Based solely on a review of Forms 3, 4 and 5 and any amendments thereto furnished to us, we believe that all of the Section 16 filing requirements were timely satisfied for 2011, with the exception that, due to administrative error, Toni Portmann’s Form 3 for a change in status occurring on February 8, 2011 was filed on February 11, 2011, Toni Portmann’s Form 4 for transactions occurring on February 8, 2011 was filed on February 11, 2011, Toni Portmann’s Form 4 for transactions occurring on May 25, 2011 was filed on August 10, 2011, Jim Stephens’ Form 4 for transactions occurring on May 25, 2011 was filed on August 10, 2011, Michael Linton’s Form 4 for transactions occurring on May 25, 2011 was filed on August 10, 2011, Mark Fries’ Form 4 for transactions occurring on May 25, 2011 was filed on August 10, 2011, Shawn Farshchi’s Form 4 for transactions occurring on May 25, 2011 was filed on August 10, 2011, and Martin O’Malley’s Form 4 for transactions occurring on May 25, 2011 was filed on August 10, 2011.

Certain Relationships and Related-Party Transactions

We have a process for review and approval of any relationships and transactions in which we and our directors, officers, 5% stockholders or their immediate family members (“Related Persons”) are participants to determine whether those Related Persons may have a direct or indirect material interest. We collect and update information about the affiliations of our Section 16 Officers and directors annually though Director & Officer Questionnaires and we maintain and use a list of known related parties to identify any transactions with related persons. In addition, at the close of each fiscal quarter we survey our Finance, Legal and Executive staff for knowledge of transactions with Related Persons. Our Ethics Committee reviews any such related party transactions, under the supervision of the Audit Committee. Our Ethics Committee is comprised of our General Counsel, head of Human Resources and our Chief Financial Officer and operates as described in the Company’s published Code of Ethics & Business Conduct.

There have been no transactions since the beginning of fiscal 2011, and there are no currently proposed transactions, in which (a) Support.com was a participant, (b) the amount involved exceeded $120,000 and (c) any Related Person had a direct or indirect material interest.

DIRECTOR COMPENSATION

We compensate our six independent, non-employee directors for serving on our Board. We do not pay Mr. Pickus, the only Company employee serving as a director, any additional compensation for serving on our Board. Our Board reviews from time to time the compensation we pay to our non-employee directors and recommends, as appropriate, adjustments to such compensation. The compensation we pay to our non-employee directors consists of two components: equity and cash.

Equity. On the date that an individual first becomes a non-employee director, we grant him or her an option to purchase 40,000 shares of our common stock. These grants are currently made under our 2010 Equity and Performance Incentive Plan (the “2010 Plan”). These options vest in equal monthly installments over a 48-month period. Additionally, at the conclusion of each regular annual meeting of our stockholders, each continuing non-employee director typically receives a grant of an option to purchase 18,000 shares of our common stock or such other amount as may be determined by the Board at the time of the grant.

Each option granted to non-employee directors, other than the initial 40,000 share grant, immediately vests and is exercisable on the date of grant. Options granted to non-employee directors have an exercise price equal to the closing price of our common stock on the NASDAQ Global Select Market on the date of grant and a term of seven years. All other option grants to non-employee directors that are not otherwise immediately vested at the time of grant immediately and fully vest upon a change of control.

Cash Retainer. We pay non-employee directors an annual retainer of $30,000 for serving as a director. We pay additional annual retainers of $15,000, $12,500, $10,000, and $7,500 to the Chairman of the Board, the chair of the Audit Committee, the chair of the Compensation Committee, and the chair of the Nominating and Corporate Governance Committee, respectively. The retainers are paid quarterly.

The following table sets forth a summary of the compensation paid to our non-employee directors for service in 2011. The compensation we paid to Mr. Pickus for service in 2011 is included in the 2011 Summary Compensation Table below showing the compensation for our named executive officers. Mr. Pickus received no additional compensation for 2011 in respect of his service as a member of our Board.

2011 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
Shawn Farshchi	$30,000	$34,285	$64,285
Mark Fries	$38,496	$34,285	$72,781
Michael Linton	$40,000	$34,285	$74,285
J. Martin O’Malley	$41,504	$34,285	$75,789
Toni Portmann (2)	$26,850	$147,021	$173,871
Jim Stephens	$46,992	$34,285	$81,277

(1)
The amounts included in the “Option Awards” column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board, or FASB, ASC Topic 718, Compensation – Stock Compensation, of the non-employee directors’ stock option awards in fiscal 2011, excluding the effect of certain forfeiture assumptions. See Note 1 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for details as to the assumptions used to determine the aggregate grant date fair values of the option awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Our non-employee directors had option awards outstanding as of December 31, 2011 for the following number of shares: Mr. Farshchi, 98,000; Mr. Fries, 68,000; Mr. O’Malley, 108,000; Mr. Stephens, 98,000; Mr. Linton, 68,000; and Ms. Portmann, 58,000. On May 25, 2011, each then-serving non-employee director received an option to purchase 18,000 shares of our common stock at an exercise price of $4.54 per share. These options were immediately vested and exercisable on the grant date. The grant date fair value of these options awards was $34,285.

(2)	Ms. Portmann received a grant of 40,000 shares in connection with her appointment to the Board on February 8, 2011, which shares had a grant date fair value of $6.16.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 26, 2012 with respect to the beneficial ownership of shares of the Company’s common stock by: (i) each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known by us to beneficially own more than 5% of the outstanding shares of our common stock; (ii) each of the Company’s named executive officers listed in the Summary Compensation Table under the section entitled “Executive Compensation”; (iii) each of our directors; and (iv) all directors and named executive officers of the Company as a group. On the Record Date of March 26, 2012, 48,470,283 shares of the Company’s common stock were issued and outstanding. Ownership information is based on information furnished by the respective individuals or entities, as the case may be.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)	Percentage Beneficially Owned (2)
5% Stockholders:
RGM Capital, LLC and affiliates (3)	6,401,762	13.21%
BlackRock, Inc. (4)	4,521,113	9.33%
Symmetry Peak Management, LLC and affiliates (5)	2,964,235	6.12%
Dimensional Fund Advisors LP (6)	2,562,963	5.29%

Directors and Named Executive Officers:
Joshua Pickus (7)	3,001,021	5.83%
Shelly Schaffer (8)	587,604	1.20%
Gregory Wrenn (9)	84,166	*
Shawn Farshchi (10)	98,000	*
Mark Fries (11)	54,666	*
J. Martin O’Malley (12)	108,000	*
Toni Portmann (13)	30,500	*
Jim Stephens (14)	113,000	*
Michael Linton (15)	50,500	*
All directors and named executive officers as a group (16)	4,127,457	7.85%

*	Represents less than 1% of the outstanding shares of common stock.

(1)	The address of each director and named executive officer is Support.com, Inc., 1900 Seaport Boulevard, Third Floor, Redwood City, California 94063, Attention: Investor Relations.

(2)
To our knowledge, the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the other notes to this table. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 26, 2011 are deemed outstanding and beneficially owned by such person. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(3)
Based solely on information reported on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2012. RGM Capital, LLC reported shared voting power and shared dispositive power of 6,401,762 shares of our common stock. The mailing address for RGM Capital, LLC is 9010 Strada Stell Court, Suite 105, Naples, FL  34109.

(4)
Based solely on information reported on a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2012. BlackRock, Inc. reported sole voting power and sole dispositive power of 4,521,113 shares of our common stock. The mailing address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)
Based solely on information reported on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2012. Symmetry Peak Management, LLC reported shared voting power and shared dispositive power of 2,964,235 shares of our common stock. The mailing address for Symmetry Peak Management, LLC is 555 East Lancaster Avenue, Suite 660, Radnor, PA 19087.

(6)
Based solely on information reported on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2012. Dimensional Fund Advisors LP reported sole voting power of 2,480,831 and sole dispositive power of 2,562,963 shares of our common stock. The mailing address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(7)
Includes 2,933,646 shares subject to stock options that are exercisable within 60 days of March 26, 2012. Also includes 67,375 shares held by Pickus Family Trust. Mr. Pickus and Carey Pickus are trustees of the Pickus Family Trust and share voting and dispositive power.

(8)	Includes 581,604 shares subject to stock options that are exercisable within 60 days of March 26, 2012. Also includes 6,000 shares held by Ms. Schaffer, who has sole voting and dispositive power.

(9)	Includes 84,166 shares subject to stock options that are exercisable within 60 days of March 26, 2012.

(10)	Includes 98,000 shares subject to stock options that are exercisable within 60 days of March 26, 2012.

(11)	Includes 54,666 shares subject to stock options that are exercisable within 60 days of March 26, 2012.

(12)	Includes 108,000 shares subject to stock options that are exercisable within 60 days of March 26, 2012.

(13)	Includes 30,500 shares subject to stock options that are exercisable within 60 days of March 26, 2012.

(14)	Includes 98,000 shares subject to stock options that are exercisable within 60 days of March 26, 2012. Also includes 15,000 shares held by Mr. Stephens, who has sole voting and dispositive power.

(15)	Includes 50,500 shares subject to stock options that are exercisable within 60 days of March 26, 2012.

(16)
Includes 4,039,082 shares subject to options that are exercisable within 60 days of March 26, 2012. Also includes 88,375 shares held by directors and named executive officers. As of March 26, 2012, our named executive officers consisted of Josh Pickus, Shelly Schaffer, and Gregory Wrenn, and our directors consisted of Shawn Farshchi, Mark Fries, J. Martin O’Malley, Toni Portmann, Jim Stephens and Michael Linton.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board has nominated directors, Farshchi, Fries, Linton, O’Malley, Pickus, Portmann and Stephens to be elected to serve one-year terms or until their successors are duly elected and qualified. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s seven nominees. If any nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy.

Required Vote

The nominees for the seven director seats who receive the most affirmative votes of shares outstanding as of the Record Date that are present in person or represented by proxy at the Annual Meeting will be elected to serve as directors.

BOARD OF DIRECTORS AND NOMINEES

The Board consists of seven directors, all of whom have been nominated by the Board for re-election at the Annual Meeting. All of the directors elected at the Annual Meeting are to serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualified. Unless otherwise directed, the proxy holders will vote the proxies received by them for the seven nominees named below. If any of the seven nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Names of the nominees and certain biographical information about them as of March 26, 2012 are set forth below:

SHAWN FARSHCHI, age 54, has served as a member of the Board since February 2007. Since June 2011, Mr. Farshchi has served as Chief Operating Officer of Saba Software, Inc., a hosted e-Learning software company. From December 2006 to June 2011, he served as Chief Operating Officer of Coremetrics Inc., an on-demand web analytics application solution provider acquired by IBM Corporation during 2010. From January 2003 until December 2006, Mr. Farshchi served as Chief Information Officer and Vice President of Technical Operations at WebEx Communications, Inc., a multimedia collaboration service company. From January 2002 until December 2002, Mr. Farshchi served as Regional Vice President of Managed Services at Oracle Corporation, a database and enterprise application software company. Mr. Farshchi also serves on the Board of NewLineNoosh, a provider of print procurement BPO services and software solutions. Mr. Farshchi holds a B.S. in Electrical Engineering from California State University San Francisco and an M.B.A. from Golden Gate University.

Mr. Farshchi brings technical understanding and knowledge, as well as operational management experience, to the Board. His experience with consumer-oriented businesses is helpful to us as we build out our consumer offerings. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Farshchi should serve as a director of Support.com.

MARK FRIES, age 48, has served as a member of the Board since August 2009. In 2009, Mr. Fries co-founded The ROIG Group LLC, a management consulting firm with a singular focus on helping to identify and create value for their clients with practices in Retail, Services and Connectivity/Convergence, and Mr. Fries currently serves as Managing Partner – Services for The ROIG Group. From 1999 to 2009, Mr. Fries was employed by Best Buy Companies, Minneapolis, Minnesota, most recently as Vice President of Enterprise Services Strategy and Partnerships (2005 – 2009). His previous executive roles at Best Buy Companies included leadership of strategy, innovation, operations, alliances and business development. Mr. Fries also served in leadership roles at Target Corporation and Honeywell Inc. Mr. Fries earned an M.B.A. degree from the University of Minnesota – Twin Cities and a B.S. degree from the University of Illinois at Urbana – Champaign.

Mr. Fries brings sales, business development and strategy experience to the Board. Mr. Fries’ experience with technology service offerings and with the retail industry, including 10 years of senior positions with Best Buy, which operates the Geek Squad, gives him a perspective on Support.com’s technology services business and our retail distribution relationships. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Fries should serve as a director of Support.com.

MICHAEL LINTON, age 55, has served as a member of the Board since February 2010. Since October 2011, Mr. Linton has served as Enterprise Chief Marketing Officer for Farmers Insurance Group of Companies. Mr. Linton is also member of the Board of Directors of Peet’s Coffee & Tea, a coffee roaster and retailer, as well as Capella Education Company, a public E-learning company. He held executive positions at eBay, an online auction company, from December 2006 to March 2009, including Chief Marketing Officer and Senior Vice President for eBay Motors, eBay Canada, Half.com, eBay Stores and ProStores. Prior to this, Mr. Linton was Executive Vice President and Chief Marketing Officer for Best Buy Companies from January 1999 through August 2006. Mr. Linton holds a B.S.B.A. in Marketing Research from Bowling Green State University, and a M.B.A. from the Fuqua School of Business at Duke University.

Mr. Linton brings marketing and operational experience to the Board. His experience with consumer-facing companies such as eBay, Best Buy, and Peet’s Coffee & Tea aids the Board in consideration of Support.com’s consumer business. His experience as a director of another publicly held company is valuable in providing insight on effective management and best practices for Support.com’s Board and committees. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Linton should serve as a director of Support.com.

J. MARTIN O’MALLEY, age 54, has served as a member of the Board since April 2006. Since July 2005, Mr. O’Malley has served as a Managing Director with WTAS, LLC, a tax and financial advisory firm. From January 2005 until July 2005, Mr. O’Malley served as a Managing Director with Alvarez and Marsal, a tax and financial advisory firm. From June 2002 until December 2004, Mr. O’Malley served as a Partner with PricewaterhouseCoopers, an accounting firm. From September 1992 until June 2002, Mr. O’Malley served as a Partner with Arthur Andersen, an accounting firm. Mr. O’Malley holds a B.S./B.A. degree from Georgetown University.

Mr. O’Malley brings financial and accounting experience, as well as knowledge of Support.com’s history and experience, to the Board. Mr. O’Malley provides the Board with insight into financial management, disclosure issues and tax matters relevant to Support.com’s business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. O’Malley should serve as a director of Support.com.

JOSHUA PICKUS, age 51, joined Support.com as President and Chief Executive Officer and a member of the Board in April 2006. Mr. Pickus served as Senior Vice President and General Manager of the Clarity Division of Computer Associates, an IT management software company, from August 2005 until April 2006. From November 1999 until August 2005, Mr. Pickus served in a number of executive positions at Niku Corporation, an IT governance software company, including President and Chief Executive Officer from November 2002 until August 2005, Chief Financial Officer, from April 2001 to October 2002, and President of Vertical Markets from November 1999 to March 2001. Mr. Pickus also served on the Board of DemandTec, Inc., an on-demand software company, prior to its acquisition by IBM in February 2012. Mr. Pickus holds a B.A. from Princeton University and a J.D. from University of Chicago School of Law.

Mr. Pickus brings business development, operational and financial management experience to the Board. His previous experience as a director of another publicly held company is valuable in providing insight on effective management and best practices for Support.com’s Board and committees. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Pickus should serve as a director of Support.com.

TONI PORTMANN, age 56, has served as a member of the Board since February 2011. Since February 2011, Ms. Portmann has served as Chief Executive Officer of LIT OnLine, an e-learning platform. Ms. Portmann has served as the Chairman of the Board of Resolvity, a provider of intelligent, personalized on-demand interactive voice response solutions since February 2006.  Ms. Portmann has previously served as Chief Executive Officer of TCS Private Equity Group from February 2010 to February 2011, Chief Executive Officer of CAS Partners at Riverstone Residential Group from October 2008 to February 2010, and as the President and Chief Executive Officer of Stream, a global business process outsourcing provider from June 2003 to September 2008. Ms. Portmann holds a B.B.A. from Boise State University.

Ms. Portmann brings more than 30 years of leadership experience in service, sales, and marketing, including at companies such as Diebold and IBM.  Ms. Portmann also brings expertise and experience in managing large-scale world class technical support operations. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Ms. Portmann should serve as a director of Support.com.

JIM STEPHENS, age 54, has served as a member of the Board since October 2006. From February 1990 until November 2005, Mr. Stephens was employed in various positions by Adobe Systems Incorporated, a software company, most recently as Senior Vice President of Worldwide Sales and Field Operations. Mr. Stephens holds a B.B.A. from Southern Methodist University.

Mr. Stephens brings to the Board experience in sales, marketing and mergers and acquisitions, as well as knowledge of Support.com’s history and experience. Mr. Stephens also brings experience from 15 years of service in the consumer software industry driving growth strategies. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Stephens should serve as a director of Support.com.

The Board recommends a vote “FOR” election as director of the nominees set forth above.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

EXECUTIVE OFFICERS

As of March 26, 2012 the executive officers of the Company are:

Name	Age	Position
Joshua Pickus	51	President and Chief Executive Officer
Shelly Schaffer	48	Chief Financial Officer and Executive Vice President of Finance and Administration
Gregory Wrenn	50	Senior Vice President of Business Affairs, General Counsel and Corporate Secretary

Joshua Pickus. Please see Mr. Pickus’ biography above under “Board of Directors and Nominees.”

Shelly Schaffer. Ms. Schaffer has served as Executive Vice President, Finance since February 2008 and as Chief Financial Officer since March 2008. During 2009, Ms. Schaffer assumed responsibility for management of the Company’s Legal and Human Resources functions as well. Ms. Schaffer was Vice President, Corporate Operations Finance at Yahoo! from January 2007 until February 2008. From September 2003 to December 2006, Ms. Schaffer served as an executive at Mercury Interactive, an application software company, in a number of finance roles including Vice President of Strategic Finance and Treasury and Vice President of Financial Planning and Analysis. Previously, Ms. Schaffer held senior finance roles spanning over a decade with The Coca Cola Company, Nestle Beverage Company, and Cosine Communications, a telecommunications equipment supplier. Ms. Schaffer holds a B.S. from Florida Southern College and an M.B.A. from the University of South Florida.

Gregory Wrenn. Mr. Wrenn has served as Vice President, General Counsel and Corporate Secretary since November 2009 and as Senior Vice President of Business Affairs, General Counsel and Corporate Secretary since September 2011. Mr. Wrenn was Senior Vice President, General Counsel and Corporate Secretary at Borland Software Corporation, an enterprise software company, from October 2006 until February 2009. From October 2004 to October 2006, Mr. Wrenn served as Senior Vice President and General Counsel at Openwave Systems, a mobile telecom software provider. Mr. Wrenn also served as Vice President and Deputy General Counsel, International at Yahoo! Inc. from June 1999 to September 2004. Prior to that, Mr. Wrenn worked as in-house counsel with Adobe Systems Incorporated from January 1995 until June 1999, and as associate with the law firm of Perkins Coie from September 1990 until December 1994.  Mr. Wrenn holds a B.A. in Business Administration from the University of Washington, and a J.D. from Boalt Hall School of Law, University of California, Berkeley.

COMPENSATION COMMITTEE REPORT

In 2011 the Company’s Compensation Committee consisted at all times of independent directors.  The Company’s Compensation Committee consisted of directors Farshchi, Stephens, and Linton for the entire year, plus director Portmann effective upon her appointment to the Board and the Compensation Committee on February 8, 2011.

Set forth below is the Compensation Discussion and Analysis section, which is a discussion of compensation programs and policies from the perspective of the Company.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

THE COMPENSATION COMMITTEE:

Michael Linton, Chairman
Jim Stephens
Shawn Farshchi
Toni Portmann

COMPENSATION-RELATED RISK ANALYSIS

During March 2012, the Company’s management, in conjunction with the Company’s legal, accounting, human resources and finance departments, undertook a quantitative and qualitative review of the Company’s compensation policies and practices that applied to all Company employees whose compensation includes any variable or incentive compensation element, as well as policies and practices of different groups that mitigate or balance such incentives. As part of this review, these parties reviewed, considered, and analyzed the extent to which, if any, the Company’s compensation policies and practices might create risks for the Company, and relevant controls and mitigating factors.

After conducting this review, management found that none of the Company’s compensation policies and practices for its employees creates any risks that are reasonably likely to have a material adverse effect on the Company. The Board has reviewed the results of management’s analysis and concurs with management’s assessment.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Support.com is a leading independent provider of online care for the digital home and small business. Our technology support services and software products help install, set up, connect, secure, repair and optimize personal computers, printers, tablets, smartphones, digital cameras, gaming devices, music players, servers, networks and other technology. We offer one-time and subscription services, and licenses of our software products.  Our Personal Technology Experts® (“PTEs”) deliver our services to customers online and by telephone, leveraging our proprietary cloud-based technology platform. Most PTEs work from their homes rather than in brick and mortar facilities. Our software products include tools designed to address some of the most common technology issues including computer maintenance, optimization and security.  We market our services through channel partners and directly. Our channel partners include leading retail, Internet service provider, and technology brands. We market our software products directly, principally online, and through channel partners. Our sales and marketing efforts primarily target North American customers.

Support.com was founded in 1997 under the name Replicase, Inc. as an enterprise software provider focused on technical support organizations. In 2007 we launched our consumer services business.  In June 2009 we sold our Enterprise business, changed our name to Support.com, Inc. and focused our efforts on the consumer market. In January 2012 we expanded our efforts to include the small business market.

As further discussed in this section, our executive compensation program was redesigned in 2009 in light of the sale of our Enterprise software business and the transformation of the Company into a smaller operation focused on a high-growth consumer business. This included in 2009 a reduction in cash compensation for executive officers, and a greater emphasis at the time on long-term equity-based incentives, in light of the changes to the Company’s size of operations and business focus.

The following discussion and analysis explains our executive compensation program and policies for our executives listed in the Summary Compensation Table below. We refer to these senior executives as our “Named Executive Officers,” and for 2011 they include:

Name	Title
Joshua Pickus	President and Chief Executive Officer
Shelly Schaffer	Chief Financial Officer and Executive Vice President of Finance and Administration
Gregory Wrenn	Senior Vice President of Business Affairs, General Counsel and Corporate Secretary
Anthony Rodio (1)	Executive Vice President, Chief Operating Officer
Timothy Krozek (2)	Senior Vice President, Business Development and Program Management

(1)	Mr. Rodio’s employment with the Company terminated on October 1, 2011.

(2)	Mr. Krozek’s employment with the Company terminated on September 27, 2011.

This discussion and analysis of our 2011 executive compensation program may include forward-looking statements, and should be read together with the compensation tables and related disclosures that follow.

2011 Business Highlights

●      Total revenue for the Company for the yeat ended December 31, 2011 increased by $9.6 million, or 22%, from 2010;

●      Services revenue for the year ended December 31, 2011 increased by $4.9 million, or 15%, from 2010; the increase in services revenue was primarily driven by expansion of the Comcast program;

●      Software and other revenue for the year ended December 31, 2011 increased by $4.7 million, or 39%, from 2010; the increase in software revenue was primarily driven by growth in an existing channel partnership, optimization of the monetization of our lead consumer software product, ARO, and the availability of favorably-priced advertising inventory during the first half of 2011;

●      Cost of services for the year ended December 31, 2011 grew by 12% from 2010 as we added delivery agents to support revenue growth; cost of software and other for year ended December 31, 2011 grew by 28% from 2010, driven by higher royalty rate payments to third-party developers;

 Gross margin for the year ended December 31, 2011 was 41%, an increase of 5 points from 2010, driven mainly by an increased percentage of software in the revenue mix; and

●      Operating expenses for the year ended December 31, 2011 grew 18% from 2010, driven primarily by the addition of sales agents to support new services programs and increased advertising spend to grow software revenues.

Please see our Annual Report on Form 10-K for the year ended December 31, 2011 for additional information.

Consideration of 2011 Say on Pay Voting Results

At our 2011 annual meeting of stockholders, we received approximately 95% approval for our “say-on-pay” proposal based on record shares voted. Our stockholders also recommended that we hold advisory say-on-pay votes every year. In light of, and consistent with, the voting results the Board has determined that the Company will hold future advisory votes on executive compensation annually until the next stockholder vote on the frequency of say-on-pay votes is required under Section 14A of the Securities Exchange Act of 1934, as amended, or until the Board otherwise determines that a different frequency for such votes is in the best interests of the Company’s stockholders.

The Compensation Committee also considered the 2011 say-on-pay voting results at its meetings, and the Committee believes the voting results demonstrate significant support for our Named Executive Officer compensation program.  The Committee intends to continue to look for ways to strengthen the existing executive compensation programs and the governance environment in which they function.

2011 Pay for Performance Analysis

Our program is designed to reward our executive officers, consistent with our peer group and market, when they contribute to the achievement of our business objectives and create long-term stockholder value.

Executive Compensation Philosophy and Objectives

The executive compensation program is designed to attract and retain talented executives that will lead the Company in achieving its business goals and objectives and in creating long-term shareholder value.  In keeping with our philosophy of aligning pay with performance, a significant portion of our Named Executive Officers’ compensation is “at risk” and comprised of both short-term performance-based cash incentives and long-term equity awards. For us, “at risk” compensation consists of incentive cash compensation that is directly linked to performance against quarterly objectives set by the Compensation Committee, and interests in stock option grants priced at or above fair market value on the grant date, and vesting over multi-year periods or in some cases upon achievement of performance milestones.

The principal elements of our executive compensation program are:

●	base salary;

●	short-term, performance-based cash incentive awards;

●	long-term, equity-based awards; and

●	other benefits customary for our peer group.

We believe long-term stock option grants are particularly effective as a means of aligning the interests of our Named Executive Officers with those of our stockholders as these awards are designed to drive both long-term Company performance and retention of our key executives. We believe this because the equity awards will not deliver any return to our Named Executive Officers unless our stock price increases after the time the award is made.  Accordingly, we will normally seek to establish long-term equity incentives as a significant ongoing component of our executive compensation program. We also believe that short-term cash incentives are an important and effective way to align Named Executive Officer pay with Company performance because short-term cash incentives are actually earned only when our Named Executive Officers contribute to the achievement of our specific short-term business objectives.

Analysis of 2011 Executive Compensation Decisions and Actions

Base Salary

Base salary is the baseline cash compensation that we pay to our Named Executive Officers throughout the year. Base salaries provide our Named Executive Officers with a predictable level of income. We pay base salaries to attract and retain strong talent in our market. The Compensation Committee determines individual salaries for the Company’s Section 16 Officers. In determining appropriate 2011 base salaries, in addition to reviewing without applying any specific formula the peer company data compiled by Compensia, Inc. (“Compensia”), an independent compensation consultant, and market data from industry compensation surveys such as the survey by Radford, an Aon Hewitt company, (“Radford”), and other sources, the Compensation Committee generally considers:

●	the scope of responsibility and experience of the Section 16 Officer;

●	the individual performance of each existing Section 16 Officer;

●	competitive market compensation;

●	internal equitable considerations;

●	the significance of the individual to the achievement of our corporate objectives; and

●	in the case of Section 16 Officers other than the Chief Executive Officer, the Chief Executive Officer’s recommendation as to compensation.

Base salaries are reviewed annually by the Compensation Committee along with other elements of executive compensation.  In February 2011, the Compensation Committee considering the data and factors described above, increased the annual base salary rate for Mr. Pickus from $325,000 to $335,000. The Committee made no other changes to base salary of Section 16 Officers in 2011.

The annual base salary rates for our Named Executive Officers for 2011 are set forth in the table below:

Name and Title	2011 Base Salary
Joshua Pickus	$335,000
Shelly Schaffer	$255,000
Gregory Wrenn	$240,000
Anthony Rodio	$240,000
Tim Krozek	$225,000

Short-Term, Performance-Based Cash Incentive Awards

We paid short-term performance-based cash incentives in 2011 under our Executive Incentive Compensation Plan to attract and retain talented executives who help us achieve our business objectives, and to align executive pay with achievement against near-term Company performance objectives. In determining appropriate target short-term cash incentive opportunities for each Section 16 Officer for 2011, in addition to reviewing market data from industry compensation surveys such as that of Radford, and data from Compensia, all as further discussed below, the Compensation Committee assessed the same factors that were considered in determining 2011 base salaries. In February 2011, the Compensation Committee considering the data and factors described above, increased the annual target short-term cash incentive opportunity for Mr. Pickus from $170,000 to $180,000, and for Ms. Schaffer, from $92,000 to $100,000.

Actual payouts for our short-term cash incentive awards for each Section 16 Officer were based on the achievement of specified Company financial targets and individual objectives established at the beginning of each quarter as determined by the Compensation Committee. The Committee considers financial and other targets each quarter in reference to a previously established annual plan, but either confirms or adjusts the targets up or down at the beginning of each quarter, as the Committee deems appropriate, in order to keep the short-term performance-based incentives appropriate and effective at aligning this element of executive pay with the achievement of the Company’s near-term performance objectives.

For 2011, our short-term cash incentive award payout approach was as follows:

●
Incentive compensation for Company financial targets was paid on a straight-line sliding scale if the Company achieved between the minimum threshold of 70% (achievements under 70% received no payout) and the maximum achievement of 130% (achievements over 130% received 130% payout).

●	Targets specific to individual performance were not eligible for achievement levels above 100% of target, but could be assigned partial credit based on actual achievement;

●
Incentive compensation for services revenue and software revenue and margin targets was paid on a straight-line sliding scale if the Company achieved between the minimum threshold of 80% (achievements under 80% received no payout) and the maximum achievement of 120% (achievements over 120% received 120% payout);

●	Business development targets for deals closed were earned on a straight-line percentage based on the Company’s determination of deal value compared to previously established quotas.

The Compensation Committee determines in its sole discretion if, and to what extent, objectives are achieved and bonuses are payable based on the actual results of the period. Pursuant to the Executive Incentive Compensation Plan, the Compensation Committee reserves the right to amend or discontinue the short-term incentive program at any time in the best interests of the Company.

For 2011, the terms of our Named Executive Officers’ short-term cash incentive awards and the payments made with respect to those awards were as follows:

Named Executive Officer	Period	Description of Objective (1)	Target Cash Incentive Potential	Target Incentive Potential (% of Period Salary)	Actual % of Objective Achieved	Actual Cash Incentive Paid	Actual Cash Incentive (% of Period Salary)

Joshua Pickus	2011-Q1	Target Company revenue of $12.288 million	$40,500	48%	98%	$39,714	47%

		Target Company adjusted non-GAAP net income of $(1.866 million)	$4,500	5%	99%	$4,468	5%

	2011-Q2	Target Company revenue of $13.458 million	$36,000	43%	100%	$36,014	43%

		Target Company adjusted non-GAAP net income of $(1.460 million)	$9,000	11%	0%	$0	0%

	2011-Q3	Target Company revenue of $16.014 million	$36,000	43%	77%	$27,764	33%

		Target Company adjusted non-GAAP net income of $(2.640 million)	$9,000	11%	0%	$0	0%

	2011-Q4	Target Company revenue of $13.875 million	$36,000	43%	108%	$38,928	46%

		Target Company adjusted non-GAAP net income of $(3.550 million)	$9,000	11%	130%	$11,700	14%

	2011 Total		$180,000	54%		$158,588	47%

Shelly Schaffer	2011-Q1	Target Company revenue of $12.288 million	$11,250	16%	98%	$11,032	13%

		Target Company adjusted non-GAAP net income of $(1.866 million)	$1,250	2%	99%	$1,241	1%

		Prepare report on corporate development opportunities	$4,250	6%	100%	$4,250	5%

		Prepare report on Investor Relations planning	$4,125	6%	100%	$4,125	5%

		Prepare report on proposed comprehensive compensation plan	$4,125	6%	100%	$4,125	5%

	2011-Q2	Target Company revenue of $13.458 million	$10,000	14%	100%	$10,004	12%

		Target Company adjusted non-GAAP net income of $(1.460 million)	$2,500	4%	0%	$0	0%

		Improve the quarterly close process as specified	$3,750	5%	100%	$3,750	4%

		Revise data warehouse reporting process	$2,500	4%	100%	$2,500	3%

		Present a report on proposed long-term tax strategy	$1,875	3%	100%	$1,875	2%

		Launch the new Employee Stock Purchase Program	$1,875	3%	100%	$1,875	2%

		Conduct competitive process to select health benefits provider for 2012	$2,500	4%	100%	$2,500	3%

	2011-Q3	Target Company revenue of $16.014 million	$10,000	14%	77%	$7,712	9%

		Target Company adjusted non-GAAP net income of $(2.640 million)	$2,500	4%	0%	$0	0%

		Develop communications plan for 2012 operating model	$3,125	5%	100%	$3,125	4%

		Enhance finance organization by filling key personnel positions	$3,125	5%	100%	$3,125	4%

		Develop 2012 benefits strategy for solution center employees	$3,125	5%	100%	$3,125	4%

		Drive accelerated PTE and sales hiring process improvements as specified	$3,125	5%	100%	$3,125	4%

	2011-Q4	Target Company revenue of $13.875 million	$10,000	14%	108%	$10,813	13%

		Target Company adjusted non-GAAP net income of $(3.550 million)	$2,500	4%	130%	$3,250	4%

		Complete proposed comprehensive 2012 plan	$3,125	5%	100%	$3,125	4%

		Complete 2012 benefits model	$3,125	5%	100%	$3,125	4%

		Complete revised 2012 incentive compensation plans for business development and program management departments	$3,125	5%	100%	$3,125	4%

		Complete revised 2012 incentive compensation plans for Business Development/Account Mgmt and Program Management departments	$3,125	5%	100%	$3,125	4%

	2011 Total		$100,000	36%		$94,052	37%

Gregory Wrenn	2011-Q1	Target Company revenue of $12.288 million	$3,375	6%	98%	$3,309	6%

		Target Company adjusted non-GAAP net income of $(1.866 million)	$375	1%	99%	$373	1%

		Prepare complete proposal for a new Employee Stock Purchase Plan program	$2,250	4%	100%	$2,250	4%

		Provide legal analysis on proposed compensation plans	$2,250	4%	100%	$2,250	4%

		Implement proposed plan for new SEC filing system vendor	$2,250	4%	100%	$2,250	4%

		Complete “policy portal” training program	$2,250	4%	100%	$2,250	4%

		Lead compensation risk analysis team assessment and review report with Board	$2,250	4%	100%	$2,250	4%

	2011-Q2	Target Company revenue of $13.458 million	$3,000	5%	100%	$3,001	5%

		Target Company adjusted non-GAAP net income of $(1.460 million)	$750	1%	0%	$0	0%

		Ensure timely Proxy statement filing and Annual Meeting	$2,813	5%	100%	$2,813	5%

		Support director compensation review as requested by Board	$2,813	5%	100%	$2,813	5%

		Prepare executive team development recommendations	$2,813	5%	100%	$2,813	5%

		Provide analysis of existing compensation practices related to best compensation practices for change in control provisions	$2,813	5%	100%	$2,813	5%

	2011-Q3	Target Company revenue of $16.014 million	$3,000	5%	77%	$2,314	4%

		Target Company adjusted non-GAAP net income of $(2.640 million)	$750	1%	0%	$0	0%

		Integrate acquired SUPERAntiSpyware operations into Company’s ongoing PCI compliance plan	$2,813	5%	100%	$2,813	5%

		Train marketing personnel on contract forms and procedures	$2,813	5%	100%	$2,813	5%

		Recommend and present proposed standards for all revenue generating contracts	$2,813	5%	100%	$2,813	5%

		Support HR department in periodic review ensuring compliance with Company’s non-discrimination programs	$2,813	5%	100%	$2,813	5%

	2011-Q4	Target Company revenue of $13.875 million	$3,000	5%	108%	$3,244	5%

		Target Company adjusted non-GAAP net income of $(3.550 million)	$750	1%	130%	$975	2%

		Support Stock Administration effort for equity stock refresh proposal	$2,813	5%	100%	$2,813	5%

		Ensure timely completion of new Employee Stock Purchase Plan’s first purchase and renewal	$2,813	5%	100%	$2,813	5%

		Develop and present management recommendations to Board for best practices in relation to customary compensation change in control provisions	$2,813	5%	100%	$2,813	5%

		Develop and propose new 2012 incentive compensation plan for Business Development department	$2,813	5%	100%	$2,813	5%

	2011 Total		$60,006	25%		$58,222	24%

Anthony Rodio (2)	2011-Q1	Target Company revenue of $12.288 million	$10,688	23%	98%	$10,480	17%

		Target Company adjusted non-GAAP net income of $(1.866 million)	$1,188	3%	99%	$1,179	2%

		Deliver specified software revenue and margin targets	$5,938	13%	120%	$7,127	12%

		Deliver specified COGS targets	$3,563	8%	100%	$3,563	6%

		Achieve call center performance targets	$1,188	3%	100%	$1,188	2%

		Achieve partner delivery target metrics	$1,188	3%	0%	$0	0%

	2011-Q2	Target Company revenue of $13.458 million	$9,500	20%	100%	$9,504	16%

		Target Company adjusted non-GAAP net income of $(1.460 million)	$2,375	5%	0%	$0	0%

		Deliver specified software revenue and margin targets	$5,838	13%	120%	$7,125	12%

		Deliver specified COGS targets	$1,484	3%	90%	$1,336	2%

		Achieve call center delivery performance targets	$1,484	3%	95%	$1,410	2%

		Achieve call center sales performance targets	$1,484	3%	47%	$698	1%

		Achieve call center conversion targets	$1,484	3%	0%	$0	0%

	2011-Q3	Target Company revenue of $16.014 million	$9,500	20%	77%	$7,327	12%

		Target Company adjusted non-GAAP net income of $(2.640 million)	$2,375	5%	0%	$0	0%

		Deliver specified software revenue and margin targets	$5,938	13%	79%	$4,706	8%

		Achieve partner delivery target metrics	$2,969	6%	70%	$2,078	3%

		Develop work-from-home sales center structure and staffing plan	$1,484	3%	0%	$0	0%

		Develop direct business offline marketing plan	$1,484	3%	100%	$1,484	2%

	2011 Total		$71,152	50%		$59,205	24	% (3)

Timothy Krozek (4)	2011-Q1	Target Company revenue of $12.288 million	$9,844	18%	98%	$9,653	16%

		Target Company adjusted non-GAAP net income of $(1.866 million)	$1,094	2%	99%	$1,086	2%

		Achieve specified Program Management revenue goals	$19,687	35%	101%	$19,822	32%

		Achieve specified Business Development quota goals	$13,125	23%	2%	$278	0%

	2011-Q2	Target Company revenue of $13.458 million	$8,750	16%	100%	$8,753	14%

		Target Company adjusted non-GAAP net income of $(1.460 million)	$2,187	4%	0%	$0	0%

		Achieve specified Program Management revenue goals	$19,687	35%	90%	$17,670	29%

		Achieve specified Business Development quota goals	$13,125	23%	2%	$1,125	2%

	2011 Total		$87,499	78%		$58,387	24	% (5)

(1)
Adjusted non-GAAP net income for the purpose of short term cash incentive target amounts is the Company’s target non-GAAP net income adjusted to eliminate the impact of variable short-term cash incentive payments in order to avoid recursive calculations of actual non-GAAP net income results.

(2)	Mr. Rodio’s employment with the Company terminated on October 1, 2011.
(3)	Mr. Rodio only received cash incentive payments for the first three quarters of 2011. The percent of salary shown is a percent of Mr. Rodio’s base salary for the first three quarters of 2011.
(4)	Mr. Krozek’s employment with the Company terminated on September 27, 2011.
(5)	Mr. Krozek only received cash incentive payments for the first two quarters of 2011. The percent of salary shown is a percent of Mr. Rodio’s base salary for the first two quarters of 2011.

For more information about our short-term cash incentive awards and payouts for 2011, see the 2011 Summary Compensation Table and 2011 Grants of Plan-Based Awards Table below.

Long-Term Equity Awards

We periodically make long-term equity awards at the discretion of the Compensation Committee to our Named Executive Officers to encourage them to create long-term value for our stockholders through sustained performance.

On April 12, 2010, our Compensation Committee adopted a policy stating the Compensation Committee’s general intention to structure any future equity-based awards granted to our Section 16 Officers during calendar years 2010, 2011 and 2012 such that a substantial portion (in this case, at least 50% on a share basis) of equity awards to our Section 16 Officers are performance-based. The same proportion may not apply to new hire grants in the event our Section 16 Officers leave and must be replaced in the future depending on the competitive hiring market at the time, but any subsequent refresh grants to that officer would include a substantial portion of performance-based shares. For the purposes of this paragraph, “performance-based” equity awards are either (1) time-based stock option awards with an exercise price equal to at least 125% of fair market value at the time of the grant, or (2) stock option awards that are earned based on the achievement of Company performance targets. The Compensation Committee intends to use performance criteria and hurdle rates that may be disclosed in the Company’s periodic regulatory filings so that stockholders will know the minimum level of performance required for any equity grants to be earned.

Other Benefits

We also provide our Named Executive Officers with certain employee benefits that are generally consistent with both the employee benefits we provide to all of our employees and that are provided by other employers in Silicon Valley. These benefits consist of a tax-qualified defined contribution plan, which we refer to as our 401(k) plan (to which we do not make any employer contributions), health benefits, life insurance benefits, and other welfare benefits. We do not provide any special employee benefits for our Named Executive Officers other than increased life insurance coverage equal to $300,000 per person, which increased coverage is also available to each of our employees who hold a position equal to or above the director level. Our employees who hold a position below the director level receive $150,000 in life insurance coverage per person.

The Role of Consultants and Benchmarking Data

Historically the Compensation Committee reviewed data from a variety of sources to determine and set executive compensation, including consideration of data and compensation information from peer companies, industry surveys, and recommendations of independent compensation consultants. In 2009, the Compensation Committee, together with members of our management team and the advice of Compensia, conducted an executive compensation review for the purposes of: evaluating our executive compensation program as whole in light of the sale of our Enterprise business; evaluating our Section 16 Officer compensation; and amending the Company’s general Executive Incentive Compensation Plan.

In 2011, the Compensation Committee continued to review publicly available data and solicit advice of Compensia when making key compensation decisions for Section 16 Officers. Compensia has been engaged directly by the Compensation Committee only to make recommendations on appropriate executive and director compensation levels, to design and implement incentive plans, and to provide information on industry and peer group pay practices.  Compensia is independent of Support.com’s directors and officers, and has not been retained by the Board, any committee, or by management of the Company to provide any other services.  Compensia’s fees for its services in 2011 were substantially below $120,000.

Peer Group Analysis

For 2011, the Compensation Committee used a peer group of companies identified through the research and recommendations of Compensia.  The peer group used for compensation purposes during 2011 consists of:

Acorn Energy, Inc.	Financial Engines	Scientific Learning
Archipelago Learning	Health Grades, Inc.	SPS Commerce
Broadsoft	KIT digital, Inc.	Vocus
Convio	Live Person	WidePoint Corporation
CyberDefender	LogMeIn	Zix
Digimarc Corporation	MediaMind Technologies

    For 2011, the Compensation Committee and our Human Resources department used the median (50th percentile) as a guideline for establishing individual compensation elements, as well as total compensation, for each of our Section 16 Officers.

The Role of Management in Compensation Decisions

Our CEO recommends to the Compensation Committee individual compensation adjustments for Section 16 Officers, other than himself, based on market data, Company performance and individual performance. He also recommends incentive compensation measures to align compensation with our corporate objectives. The CEO is sometimes present during the portions of Committee meetings in which compensation decisions regarding Section 16 Officers other than the Chief Executive Officer are reviewed and decided, but the Committee retains the final authority for all such decisions.

Tax Implications of Compensation Policies

Section 162(m) of the Internal Revenue Code generally places a limit of $1,000,000 on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to the compensation we pay to certain of our most highly compensated officers. In order to maintain flexibility in compensating our Section 16 Officers in a manner designed to promote achievement of Company goals, the Compensation Committee will not necessarily limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code. However, we currently expect that our Section 16 Officers will earn compensation less than $1,000,000 per year in the foreseeable future.

Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements

We have employment arrangements with our Named Executive Officers to assist with attraction and retention. The following paragraphs summarize the employment-related agreements for our current Named Executive Officers and provide additional information that we believe is helpful to an understanding of the information disclosed in the compensation tables and narratives below. For more information about post-termination payments under these employment arrangements, see “Potential Payments Upon Termination or Change-in-Control” below.

Joshua Pickus

On April 6, 2006, Mr. Pickus was appointed our President and Chief Executive Officer. In connection with this appointment, we entered into an offer letter with Mr. Pickus. This offer letter was amended and restated on December 23, 2008, and subsequently on July 28, 2009. Our arrangement with Mr. Pickus provided for him to receive an annual base salary of $350,000 and a short-term cash incentive target of $300,000 for 2006. Our Compensation Committee did not change Mr. Pickus’ annual base salary or short-term cash incentive target for either 2007 or 2008. In connection with the sale of our Enterprise business and the transformation of the business of the Company, Mr. Pickus’ annual base salary was reduced to $325,000 effective July 1, 2009 and his cash incentive potential was reduced from $300,000 to $170,000. These changes were made in connection with the other changes to our Section 16 Officers’ equity compensation in 2009. Effective February 11, 2011, Mr. Pickus’ annual base salary was increased to $335,000 and his annual cash incentive target was increased to $180,000.

Under the terms of our agreement with Mr. Pickus, in 2006, we granted Mr. Pickus an option to purchase 1,300,000 shares of common stock, which option vested in equal monthly installments over 48 months. Under the terms of our arrangement with Mr. Pickus, in 2006, we also granted Mr. Pickus two additional options, each providing for a right to purchase 200,000 shares of common stock, vesting in equal monthly installments over 48 months, subject to Mr. Pickus’ continued employment. These two additional options to purchase 200,000 shares of common stock only become exercisable, to the extent vested, following the date as of which the fair market value of our common stock has first equaled or exceeded $6 per share, and $9 per share, respectively, for 20 consecutive trading days. As of the date of this Proxy Statement, the fair market value of our common stock has previously exceeded $6 per share for 20 consecutive trading days, so one option grant for 200,000 shares of common stock will be fully exercisable as it vests over time, subject to Mr. Pickus’ continued employment. Mr. Pickus’ offer letter was amended again following the sale of our Enterprise business in order to, among other things, reduce the price per share threshold referred to above to $4.50 per share. As of the date of this Proxy Statement the fair market value of common stock has previously exceeded the established price for the established period of time.  Each of these grants of 200,000 options was eligible for tender and was tendered under the stock option exchange program in 2009. Mr. Pickus has been granted additional stock options, as reflected in the table of outstanding equity awards below.

Pursuant to Mr. Pickus’ amended and restated offer letter, in the event of his involuntary termination, Mr. Pickus would be entitled to severance pay equal to 12 months of salary and 50% of his target short-term cash incentive in effect for the fiscal year in which he is terminated. If Mr. Pickus is involuntary terminated within 12 months following a change of control of the Company, Mr. Pickus would be entitled to severance pay equal to 12 months of salary, 100% of his target short-term cash incentive in effect for the fiscal year in which he is terminated and the immediate vesting and exercisability of all of Mr. Pickus’ option grants. In addition, if any amount payable to Mr. Pickus is subject to the excise tax imposed by Internal Revenue Code Section 4999 or similar state tax or assessment, we will pay Mr. Pickus an amount necessary to place Mr. Pickus in the same after-tax position had no such excise tax been imposed or assessed, as well as an amount to pay the income and excise taxes resulting from the payment of the excise tax amount. Under the terms of the offer letter, the maximum amount payable by us resulting from excise taxes imposed on Mr. Pickus is $1,500,000. There have been no amendments to Mr. Pickus’ offer letter since the beginning of fiscal 2011.

Shelly Schaffer

Ms. Schaffer assumed the title of Chief Financial Officer on March 13, 2008. In connection with her employment, we entered into an offer letter with Ms. Schaffer. Our arrangement with Ms. Schaffer provided for her to receive an annual base salary of $265,000 and a short-term cash incentive target of $132,500 for 2008. Following the sale of our Enterprise business, Ms. Schaffer’s base salary was reduced to $255,000 and her short term cash inventive target was reduced to $92,000, in each case effective as of July 1, 2009. Effective February 11, 2011, Ms. Schaffer’s annual cash incentive target was increased to $100,000 and her annual base salary remained constant at $255,000.

In addition, effective March 4, 2008, Ms. Schaffer was granted an option to purchase 449,000 shares of our common stock. Twenty-five percent of this option vested one full year after the grant date, and thereafter the option vested in equal monthly installments over the following 36 months, subject to Ms. Schaffer’s continued employment. The foregoing grant was eligible for tender and was tendered under the stock option exchange program in 2009. Ms. Schaffer has been granted additional stock options, as reflected in the table of outstanding equity awards below.

Pursuant to the terms of Ms. Schaffer’s offer letter, as amended and restated, if Ms. Schaffer is terminated without cause or resigns for good reason, Ms. Schaffer would be entitled to severance pay equal to six months of base salary and 50% of the short-term cash incentive target in effect for the year in which she is terminated. If such termination or resignation follows within 12 months of a change of control of the Company, Ms. Schaffer would also be entitled to vest immediately in 100% of any remaining unvested stock options.

Gregory Wrenn

Mr. Wrenn was hired as Vice President, General Counsel and Corporate Secretary on November 4, 2009. In connection with his employment, we entered into an offer letter with Mr. Wrenn. Our arrangement with Mr. Wrenn provided for him to receive an annual base salary of $240,000 and a short-term cash incentive target of $60,000.  Recently, in relation to the expansion of his duties to include responsibility for the business development group, Mr. Wrenn’s annual base salary was increased to $250,000 and his short-term cash incentive target was increased to $75,000, in each case effective as of January 1, 2012. He was also given a one-time spot bonus of $50,000. In addition, Mr. Wrenn has been granted stock options, as reflected in the table of outstanding equity awards below.

Pursuant to the terms of Mr. Wrenn’s offer letter as previously amended, if Mr. Wrenn is terminated without cause or resigns for good reason, Mr. Wrenn would be entitled to severance pay equal to six months of base salary in effect for the year in which he is terminated. If such termination or resignation follows within 12 months of a change of control of the company, Mr. Wrenn would also be entitled to vest immediately in 100% of any remaining unvested stock options, or such other amount as specified in any future grant agreement.

EXECUTIVE COMPENSATION

2011 Summary Compensation Table

The following table shows compensation information for 2011, 2010 and 2009 for our Named Executive Officers.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Signing Bonus ($) (d)	Option Awards (1) ($) (e)	Non-Equity Incentive Plan Compensation (2) ($) (f)	All Other Compensation (3) ($) (g)		Total ($) (h)
Joshua Pickus	2011	333,885	—	420,705	158,589	252		913,431
President and Chief	2010	325,000	—	—	178,821	252		504,073
Executive Officer	2009	337,500	—	1,832,549	221,655	288		2,391,992

Shelly Schaffer	2011	255,000	—	428,873	94,052	252		778,177
Chief Financial Officer and	2010	255,000	—	—	94,387	252		349,639
Executive Vice President of Finance and Administration	2009	260,000	—	419,315	108,122	288		787,725

Gregory Wrenn (4)	2011	240,000	—	126,412	58,216	252		424,880
Senior Vice President of Business	2010	240,000	—	84,060	60,103	252		384,415
Affairs, General Counsel and Corporate Secretary	2009	38,154	—	230,200	25,000	48		293,402

Anthony Rodio (5)	2011	202,525	—	236,485	59,204	189		498,403
Executive Vice President,	2010	240,000	—	—	82,667	252		322,919
Chief Operating Officer	2009	245,000	—	447,238	97,838	288		790,364

Timothy Krozek (6)	2011	179,692	—	—	58,387	223,718	(7)	461,798
Senior Vice President, Business	2010	160,962	—	672,800	126,477	168		960,407
Development and Program Management

(1)
The amounts disclosed in column (e) for 2011 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, of the stock option awards granted in 2011, excluding the effect of certain forfeiture assumptions. Amounts reported in this column for 2010 and 2009 have been recomputed in this same manner. We estimate the fair value of stock options granted using the Black-Scholes option pricing model. This pricing model requires a number of complex assumptions including volatility, expected term, risk-free interest rate, and expected dividends. Since the sale of our Enterprise business, we have based our expected volatility calculation on available Company-specific volatility for the period following the sale of our Enterprise business with the volatility of a peer group. The relative weight given to Company-specific volatility increases each reporting period, while the relative weighting for our peer group’s volatility decreases.  Given the expected life of our stock grants, we expect company-specific volatility to wholly account for our volatility estimates beginning in 2013. The expected term represents the period that our stock options are expected to be outstanding and was determined based on historical experience of similar stock options considering the contractual terms of the stock options, vesting schedules and expectations of future employee behavior. The average assumptions used to calculate the fair value of stock options granted in 2011 were volatility of 59.2% risk-free interest rate of 1.0%, expected dividend of 0%, and expected life of 3.6 years, and in 2010 were volatility of 66.6% risk-free interest rate of 1.7%, expected dividend of 0%, and expected life of 3.6 years, and in 2009 were volatility of 63.1%, risk-free interest rate of 2.0%, expected dividend of 0%, and expected life of 3.6 years. For more information about the assumptions used for stock options awarded, please refer to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. The stock option awards granted in 2009 include options granted pursuant to the exchange offer described in our previously filed proxy statement for the year ended December 31, 2009.

(2)
The amounts disclosed in column (f) for 2011 reflect the aggregate short-term cash incentive awards earned for all four quarters of the 2011 fiscal year under the annual incentive plan. Payouts for earned awards were made both in 2011 and 2012.

(3)
Our employees may participate in our 401(k) plan, which is a tax-qualified defined contribution plan. We do not provide any type of matching contributions on any employee’s contribution to the 401(k) plan. The amounts disclosed in column (g) include life insurance premiums for $300,000 of term life insurance for each Named Executive Officer.

(4)	Mr. Wrenn joined the Company on November 4, 2009 and was promoted to Senior Vice President on October 1, 2011.

(5)	Mr. Rodio’s employment with the Company terminated on October 1, 2011.

(6)	Mr. Krozek joined the Company on April 15, 2010, became a Section 16 Officer on October 26, 2010, and his employment with the Company terminated on September 27, 2011.

(7)	Mr. Krozek received $223,529 in conjunction with his severance from the Company. The remaining $189 includes life insurance premiums for $300,000 of term life insurance during 2011.

2011 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards in 2011 to our Named Executive Officers, including short-term cash incentive awards and equity awards. The options granted to our Named Executive Officers in 2011 were granted under the 2010 Plan. All options were granted at the closing price for our common stock on the NASDAQ Global Select Market on the date of the grant.

				All Other	Exercise
				Option	or Base	Grant Date
		Estimated Possible Payouts		Awards:	Price of	Fair Value
		Under Non-Equity Incentive		Number of	Option	of Stock
		Plan Awards (1)		Securities	Award	Option
	Grant			Underlying	Shares	Awards
Name	Date	Target	Maximum	Options
(a)	(b)	(c)	(d)	(e)	(f)	(g)

Joshua Pickus	2/7/2011	$180,000	$234,000	75,000	$6.13	$210,353
	2/7/2011(2)	—	—	75,000	$6.13	$210,353
Shelly Schaffer	2/7/2011	$100,000	$115,000	37,500	$6.13	$105,176
	2/7/2011(3)	$60,000	$64,500	37,500	$6.13	$105,176
	10/5/2011	—	—	112,500	$2.28	$109,395
	10/5/2011(4)	—	—	112,500	$2.28	$109,125
Gregory Wrenn (5)	10/5/2011	—	—	130,000	$2.28	$126,412
Anthony Rodio (6)	2/7/2011	$95,000	$114,000	37,500	$6.13	$105,176
	2/7/2011(7)	—	—	37,500	$6.13	$131,309
Timothy Krozek (8)	—	$175,000	$308,875	—	—	—

(1)
For 2011 we defined Company and/or individual objectives for our Named Executive Officers on a quarterly basis. Objectives were expressed as financial goals for the Company and/or individual performance goals. The amount shown in column (d) represents the maximum amount payable. Additional information is reflected in the discussion of “Short-Term, Performance-Based Cash Incentive Awards” above.

(2)
Half of the options granted to Mr. Pickus on February 7, 2011 were performance-based equity awards. The performance criteria and schedule are as follows: 1/4th of the shares subject to this performance-based grant vest once the Board determines that the Company has had two consecutive quarters of non-GAAP positive net income, and the remaining shares vest at a rate of 1/36th of the shares subject to the grant on each monthly anniversary thereafter over the next three years.

(3)
Half of the options granted to Ms. Schaffer on February 7, 2011 were performance-based equity awards. The performance criteria and schedule are as follows: 1/4th of the shares subject to this performance-based grant vest once the Board determines that the Company has had two consecutive quarters of non-GAAP positive net income, and the remaining shares vest at a rate of 1/36th of the shares subject to the grant on each monthly anniversary thereafter over the next three years.

(4)
Half of the options granted to Ms. Schaffer on October 5, 2011 were performance-based equity awards. The performance criteria and schedule are as follows: on the date that the Board determines that the Company has had two consecutive quarters of non-GAAP positive net income, 1/3rd of the shares subject to this performance-based grant begin to vest on each six-month anniversary of said date over 18 months.

(5)	Mr. Wrenn joined the Company on November 4, 2009 and was promoted to Senior Vice President on October 1, 2011.

(6)	Mr. Rodio’s employment with the Company terminated on October 1, 2011.

(7)
Half of the options granted to Mr. Rodio on February 7, 2011 were performance-based equity awards. The performance criteria and schedule are as follows: 1/4th of the shares subject to this performance-based grant vest once the Board determines that the Company has had two consecutive quarters of non-GAAP positive net income, and the remaining shares vest at a rate of 1/36th of the shares subject to the grant on each monthly anniversary thereafter over the next three years.

(8)	Mr. Krozek joined the Company on April 15, 2010, became a Section 16 Officer on October 26, 2010, and his employment with the Company terminated on September 27, 2011.

Our Named Executive Officers are parties to employment contracts or arrangements with us. For more information about these agreements and arrangements, see “Compensation Discussion and Analysis — Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements” above. For more information about the compensation arrangements in which our Named Executive Officers participate and the proportion of our Named Executive Officers’ total compensation represented by “at risk” components, see “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at 2011 Fiscal Year-End Table

The following table summarizes the number of securities underlying outstanding equity awards for our Named Executive Officers as of December 31, 2011:

Option Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options Exercisable (1) (2) (c)		Number of Securities Underlying Unexercised Options Unexercisable (1) (2) (d)	Option Exercise Price (e)	Option Expiration Date (f)
Joshua Pickus	4/6/06	700,000	(3)	0	$4.20	4/6/13
	8/4/09	565,212		403,723	$2.40	8/4/16
	8/4/09	184,374	(4)	53,017	$2.40	8/4/16
	8/21/09	466,000	(4)(5)	134,000	$2.32	8/21/16
	8/21/09	155,333	(4)(5)	44,667	$2.32	8/21/16
	8/21/09	150,000	(4)(5)	50,000	$2.32	8/21/16
	8/21/09	194,166	(4)(5)	55,834	$2.32	8/21/16
	8/21/09	155,332	(4)(5)	44,668	$2.32	8/21/16
	2/7/11	15,625	(6)	59,375	$6.13	2/7/18
	2/7/11	0	(6)(7)	75,000	$6.13	2/7/18

Shelly Schaffer	11/3/08	38,541		11,459	$2.29	11/3/15
	8/4/09	184,127		131,520	$2.40	8/4/16
	8/21/09	208,956	(4)(5)	100,277	$2.32	8/21/16
	2/7/11	7,812	(6)	29,688	$6.13	2/7/18
	2/7/11	0	(6)(7)	37,500	$6.13	2/7/18
	10/5/11	0	(6)	112,500	$2.28	10/5/18
	10/5/11	0	(6)(8)	112,500	$2.28	10/5/18

Gregory Wrenn (9)	12/3/09	41,667	(10)	100,000	$2.56	12/3/16
	10/5/10	11,666	(6)	28,334	$4.59	10/5/17
	10/5/11	0	(6)	130,000	$2.28	10/5/18

Anthony Rodio (11)	—	—		—	—	—

Timothy Krozek (12)	—	—		—	—	—

(1)
Unless otherwise indicated, the options that are disclosed in columns (c) and (d) vest monthly in equal 1/48th installments over 48 months after the grant date, subject to the Named Executive Officer’s continued employment.

(2)	Unless otherwise indicated, the options that are disclosed in columns (c) and (d) are issued pursuant to the Company’s 2000 Omnibus Equity Incentive Plan.

(3)	Issued pursuant to the Company’s 1998 Stock Option Plan.

(4)
1/3rd of this grant of options vested on the first anniversary of the grant date. The remaining portion of this grant of options vests monthly in equal 1/24th installments over the remaining 24 months, subject to the Named Executive Officer’s continued employment.

(5)	This grant was issued pursuant to the Company’s Stock Option Exchange Offer, as discussed in the Company’s previous Proxy Statement.

(6)	Issued pursuant to the Company’s 2010 Performance and Incentive Compensation Plan.

(7)
1/4th of this grant of options vests once the Board determines that the Company has had two consecutive quarters of non-GAAP positive net income. The remaining portion of this grant of options vests monthly in equal 1/36th installments over the remaining 36 months.

(8)
On the date that the Board of Directors determines that the Company has had two consecutive quarters of non-GAAP positive net income, 1/3rd of the shares subject to this grant begin to vest on each six-month anniversary of said date over 18 months.

(9)	Mr. Wrenn joined the Company on November 4, 2009 and was promoted to Senior Vice President on October 1, 2011.

(10)
1/4th of this grant of options vests on the first annual anniversary of the grant date. The remaining portion of this grant of options vests monthly in equal 1/36th installments over the remaining 36 months, subject to the Named Executive Officer’s continued employment.

(11)	Mr. Rodio’s employment with the Company terminated on October 1, 2011.

(12)	Mr. Krozek’s employment with the Company terminated on September 27, 2011.

2011 Option Exercises and Stock Vested

 The following table summarizes aggregate option exercises by our Named Executive Officers during 2011.

Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)
Joshua Pickus	—	—

Shelly Schaffer	—	—

Gregory Wrenn	8,333	$31,415

Anthony Rodio	—	—

Timothy Krozek	—	—

(1)
Calculated based on the market price of the underlying stock at exercise minus the exercise price of the options, multiplied by the number of shares exercised. The market price of the underlying stock reflects the sale price in each transaction.

Pension Benefits and Nonqualified Deferred Compensation

We provide our employees with the opportunity to participate in our 401(k) plan, which is a tax-qualified defined contribution plan. We do not provide for any matching contributions with respect to our employees’ contributions to the 401(k) plan. We also do not maintain any nonqualified deferred compensation plans, defined benefit plans or other plans with specified retirement benefits for our Named Executive Officers or our employees.

Potential Payments upon Termination or Change-in-Control

During 2011, we were a party to employment contracts and arrangements with our Named Executive Officers. Under these contracts and arrangements, we are obligated to provide our Named Executive Officers with certain payments or other forms of compensation if their employment with us is terminated under certain conditions. The forms of such termination that would trigger additional payments or compensation include involuntary termination without cause and involuntary termination without cause and/or resignation for good reason following a change of control.

The tables below reflect the estimated amounts of payments or compensation each of our Named Executive Officers serving at December 31, 2011 may receive under particular circumstances in the event of termination of such Named Executive Officer’s employment. The first table below was prepared as though each of our Named Executive Officers had been terminated involuntarily without cause on December 31, 2011, the last business day of 2011. The second table below was prepared as though each of our Named Executive Officers had been terminated involuntarily without cause on December 31, 2011, the last business day of 2011, within 12 months of a change-in-control of the Company and assumes that the price per share of our common stock equals $2.25, which was the closing price of our common stock on December 31, 2011 as reported on the NASDAQ Global Select Market. For more information about these agreements and arrangements, including the duration for payments or benefits received under these agreements and arrangements, see “Compensation Discussion and Analysis — Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements” above. We will provide all such payments and benefits. For more information about the actual termination arrangements with Messrs. Rodio and Krozek, see the 2011 Summary Compensation Table and the “Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements” above.

Involuntary Termination

Name (a)	Salary Continuation ($) (b)	Cash-Based Incentive Award ($) (c)	Continuation of Health & Welfare Benefits (1) ($) (d)	Value of Unvested Stock Options ($) (e)	Excise Tax & Gross-Up ($) (f)	Total ($) (g)
Joshua Pickus	335,000	90,000	953	—	—	425,953
Shelly Schaffer	127,500	90,000	705	—	—	218,205
Gregory Wrenn	120,000	—	792	—	—	150,792

Involuntary Termination Following a Change-in-Control

Name (a)	Salary Continuation ($) (b)	Cash-Based Incentive Award ($) (c)	Continuation of Health & Welfare Benefits (1) ($) (d)	Value of Unvested Stock Options (2) ($) (e)	Excise Tax & Gross-Up ($) (f)	Total ($) (g)
Joshua Pickus	335,000	180,000	953	—	—	515,953
Shelly Schaffer	127,500	90,000	705	—	—	218,205
Gregory Wrenn	120,000	—	792	—	—	120,792

(1)	Amounts reflect our actual cost of providing health and welfare benefits for the period of time that each Named Executive Officer would be entitled to base salary continuation.

(2)
This value reflects the immediate vesting of all outstanding equity grants that are subject to accelerated vesting as of the effective date of the change-in-control, based on a December 31, 2011 closing stock price of $2.25.

Death or Disability

The Company pays the premiums for life insurance and accidental death and dismemberment policies for each Named Executive Officer. The amount of each such policy is $300,000. If a Named Executive Officer’s termination was due to his or her death, the officer’s beneficiary or beneficiaries would be paid $300,000 under the life insurance policy, and an additional $300,000 under the accidental death and dismemberment policy if the death was caused by an accident.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements for fiscal year 2011 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the Company’s independent registered public accountants, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 114 and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has discussed with the independent registered public accountants the accountants’ independence from management and the Company, including the matters provided to the Audit Committee by the independent registered public accountants in the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls (and remediation efforts made in connection with these evaluations) and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission. The Audit Committee has also retained Ernst & Young LLP to serve as the Company’s independent registered public accountants for the year ending December 31, 2012.

THE AUDIT COMMITTEE:

J. Martin O’Malley, Chairman
Mark Fries
Shawn Farshchi

PROPOSAL NO. 2

ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act enables our stockholders to vote to approve, on an advisory basis, the Company’s Named Executive Officer compensation as disclosed in this Proxy Statement in accordance with the SEC’s rules.  At the Company’s 2011 Annual Meeting, the Company held an advisory vote to approve the frequency of future advisory stockholder votes on executive officer compensation.  As previously reported by the Company, a majority of the Company’s stockholders recommended holding future advisory votes to approve our executive compensation every year.  In light of, and consistent with, the voting results, the Board has determined that the Company will hold future advisory votes on executive compensation annually until the next stockholder vote on the frequency of say-on-pay votes is required under Section 14A of the Securities Exchange Act of 1934, as amended, or until the Board of Directors otherwise determines that a different frequency for such votes is in the best interests of the Company’s stockholders. After our 2012 Annual Meeting, we expect to hold our next advisory vote on executive officer compensation at the Company’s 2013 Annual Meeting.

As we discuss above under the caption “Compensation Discussion and Analysis” the core objectives of our executive compensation program are to: (i) attract and retain talented executives who will lead us to achieve our business objectives and create long-term stockholder value; (ii) to align executive compensation incentives with periodic and long-term Company performance goals and stockholder return; and (iii) compensate our executive officers based on their overall performance. Under this program, the principal elements of our executive compensation program are base salary, short-term performance-based cash incentive awards earned on a quarterly basis, long-term equity awards granted based on our review of full-year performance, which equity awards then vest over time, and other benefits customary for our peer group.  Our executive compensation is discussed in further detail above under the caption “Executive Compensation and Related Information” and information about the fiscal year 2011 compensation of our 2011 Named Executive Officers is provided.

We are asking our stockholders to indicate their support for the compensation of our executive officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at our annual meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2012 Annual Meeting of Stockholders pursuant to SEC rules and regulations, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

Approval of this resolution requires the affirmative vote of the holders of a majority of the outstanding shares that are present in person or represented by proxy, and entitled to vote, at the Annual Meeting. The say-on-pay vote is advisory and, therefore, not binding on the Company, the Compensation Committee or the Board.  However, the Board and the Compensation Committee value the opinion of our stockholders and expect to consider the outcome of this vote when considering future executive compensation arrangements.

The Board recommends a vote “FOR” approval of the compensation of our Named Executive Officers as described in this Proxy Statement.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected and appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012, and our Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since the Company’s inception in 1997. Representatives of Ernst & Young LLP are expected to be present at the Company’s Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our amended and restated Bylaws or otherwise. However, our Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and stockholders’ best interests.

Principal Accountant Fees and Services

The following is a listing of the services provided by type and amount charged by Ernst & Young LLP to the Company for fiscal years 2011 and 2010:

	Fiscal Year 2011 ($)	Fiscal Year 2010 ($)
Audit Fees	451,190	398,699

Audit-Related Fees	17,000	21,000

All Other Fees	1,995	—

Grand Total	470,185	419,699

Audit Fees. Audit fees represent fees for professional services provided in connection with the integrated audits of our consolidated financial statements and internal controls over financial reporting, review of our quarterly financial statements and audit services in connection with other statutory filings.

Audit-Related Fees. Audit-related fees consist primarily of fees for accounting consultations.

All Other Fees. This category consists of fees for the use of Ernst & Young’s online accounting research tool for fiscal year 2011.

Audit Committee Pre-Approval Policies and Procedures

It is our policy that all audit and non-audit services to be performed by our independent registered public accounting firm be approved in advance by the Audit Committee, including all of the services described above for the years 2011 and 2010.

Required Vote

Ratification will require the affirmative vote of a majority of the outstanding shares present and voting at the meeting in person or by proxy. In the event ratification is not provided, the Audit Committee will review its future selection of the Company’s independent registered public accounting firm.

The Board recommends a vote “FOR” ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

SUPPORT.COM, INC
1900 SEAPORT BLVD, 3RD FLOOR
REDWOOD CITY, CA 94063

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John Sample
1234 ANYWHERE STREET
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1 OF 2
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CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

01 Shawn Farshchi 02 Mark Fries 03 Michael Linton 04 J. Martin O'Malley 05 Joshua Pickus
06 Toni Portmann 07 Jim Stephens

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	To approve, on an advisory basis, the Company's executive compensation programs and practices, as disclosed in the Proxy Statement.	☐	☐	☐
3	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon any amendments or variations to the matters identified above, and any other matters that may properly come before the meeting or any postponement or adjournment thereof.

02 0000000000

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Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000130374_1 R1.0.0.11699

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

Proxy - SUPPORT.COM, INC

This proxy is solicited by the Board of Directors

The undersigned hereby authorizes JOSHUA PICKUS or GREG WRENN, as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Support.com, Inc. (the "Company") to be held at the Company's headquarters at 1900 Seaport Boulevard, 3rd Floor, Redwood City, California on May 23, 2012 at 12:00 p.m., or at any postponements or adjournments thereof, and instructs said Proxies to vote as stated on the reverse side.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR the election of directors, FOR Proposals 2 and 3, and in accordance with the discretion of the Proxies on any amendments or variations to the matters identified above and any other matters that may properly come before the Annual Meeting of Stockholders.

Continued and to be signed on reverse side

0000130374_2 R1.0.0.11699